[PROPOSED CONFIDENTIALITY & STANDSTILL AGREEMENT FROM JANA
                PARTNERS LLC TO THE HOUSTON EXPLORATION COMPANY]


                                                                  June __, 2006

JANA Partners LLC
200 Park Avenue
Suite 3300
New York, NY  10166
Dear Sirs:

          JANA Partners LLC ("JANA" or "You") have expressed an interest in a negotiated acquisition of The Houston Exploration Company (the "Company"). In connection with your analysis of a negotiated transaction with the Company (a "Transaction"), you have requested certain oral and written information concerning the Company from directors, officers, employees, representatives and/or agents of the Company (the Company's "Representatives"). All such information furnished to you or your Representatives (as defined below) by or on behalf of the Company (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by you or your Representatives containing or based in whole or in part on any such furnished information are collectively referred to herein as the "Information." In consideration of furnishing you with the Information, the Company requests your agreement to the following:

          1. The Information will be used solely for the purpose of evaluating a Transaction. The Information will be kept strictly confidential and will not be disclosed by you or your Representatives, except (a) as required in the opinion of your counsel by applicable law, regulation or legal process, and only after compliance with Section 2 below, and (b) that you may disclose the Information or portions thereof to those of your members, officers and employees and representatives of your legal, accounting and financial advisors and potential sources of financing for the Transaction (note however that JANA's acquisition proposal is not and will not be subject to a financing contingency) (the persons to whom such disclosure is permissible being collectively referred to herein as your "Representatives") who need to know such information for the purpose of evaluating such Transaction; PROVIDED, that your Representatives (i) are informed of the confidential and proprietary nature of the Information and (ii) agree to be bound by and perform this agreement. You agree to be responsible for any breach of this agreement by your Representatives who are your members, officers, employees or affiliates (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against such Representatives with respect to any such breach).

          2. If you or any of your Representatives become legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information or the information referred to in the introductory paragraph and Section 1 above, you shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, you and your Representatives agree to disclose only that portion of the Information which you are advised by opinion of counsel is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Information and the information referred to in the introductory paragraph and Section 1 above.

          3. The term "Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by you or your Representatives in violation hereof), (ii) is or becomes available to you on a nonconfidential basis from a source other than the Company or its advisors, provided that, to your knowledge, such source was not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation owed to the Company or (iii) you can establish is already in your possession (other than information furnished by or on behalf of the Company).

          4. You will keep a record of the Information furnished to you and of the location of any Information. If at any time the Company so directs (whether or not you determine to pursue a Transaction), you and your Representatives will, at your expense, promptly return to the Company or, at the Company's sole option, destroy, all Information and all copies, extracts or other reproductions in whole or in part thereof, provided, however, that you may choose to destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting Information. Compliance by you and your Representatives with any direction of the Company or election by you to destroy Information pursuant to this Section 4 shall be certified in writing to the Company by your authorized officer supervising such destruction. Notwithstanding the return or destruction of the Information, you and your Representatives will continue to be bound by your confidentiality and other obligations hereunder.

          5. You agree that, until the earlier of (i) 60 days from the date hereof and (ii) the cessation of discussions regarding a Transaction pursuant to a written notice from either party to this agreement (the "Standstill Period"), neither you nor any of your affiliates will acquire directly or indirectly, by purchase or otherwise, any additional securities of the Company or announce or launch a tender offer for any securities of the Company. You also agree that, during the Standstill Period, neither you nor any of your affiliates will request the Company or its advisors, directly or indirectly, to (1) amend or waive any provision of this paragraph (including this sentence) or (2) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence).

          6. The Company agrees that, during the Standstill Period, it will not enter into any agreement for the acquisition or disposition of assets that would, in the reasonable opinion of the Company's counsel, require the filing of a Form 8-K under the Securities Exchange Act of 1934.

          7. You understand and acknowledge that neither the Company nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither the Company nor any of its Representatives will have any liability to you or any other person resulting from your use of the Information absent a definitive agreement regarding a Transaction (a "Definitive Agreement"). Only those representations or warranties that are made to you in a Definitive Agreement, when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on your part.

          8. You understand and agree that no contract or agreement providing for a Transaction shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered, and you hereby waive, in advance, any claims (including breach of contract) in connection with a Transaction unless and until you shall have entered into a Definitive Agreement. You also agree that unless and until a Definitive Agreement between the Company and you with respect to a Transaction has been executed and delivered, neither the Company nor any of its stockholders, affiliates or Representatives has any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this agreement or any other written or oral expression with respect to such Transaction except, in the case of this agreement, for the matters specifically agreed to herein. Neither this paragraph nor any other provision in this agreement can be waived, amended or assigned except by written consent of the Company, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

          9. You hereby acknowledge that you are aware, and that you will advise your Representatives, that the United States securities laws may prohibit any person who has material, nonpublic information concerning the matters which are the subject of this agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

          10. You agree that money damages would not be a sufficient remedy for any breach of this agreement by you and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity. You further agree to waive, and to use your best efforts to cause your members, officers, employees and agents to waive, any requirement for the securing or posting of any bond in connection with such remedy.

          11. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Southern District of New York and of the United States of America located in the Southern District of New York for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the Southern District of New York or the United States of America located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          12. You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          13. If any provision of this agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

          14. This agreement is for the benefit of the Company and its directors, officers, employees, representatives and agents and their respective successors and assigns and will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. This agreement shall terminate on the one year anniversary of the date hereof.

          If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.


                                        Very truly yours,

                                        THE HOUSTON EXPLORATION
                                        COMPANY


                                        By:
                                           -----------------------------------
                                            Name:
                                            Title:


CONFIRMED AND AGREED
as of the date first above written:

JANA PARTNERS LLC


By:
    -------------------------------
    Name:
    Title: